Exhibit 99.1

For Immediate Release	For more information contact:
Monday, March 31, 2008	Frank T. Kane
Senior Vice President-Finance & CFO
Chromcraft Revington, Inc.
Reports 2007 Results and Restructuring Activities
West Lafayette, Indiana, March 31, 2008 — Chromcraft Revington, Inc. (AMEX:CRC) today reported its financial results for the fourth quarter and year ended December 31, 2007, as well as additional restructuring activities.
Operating Results
Sales for the three months ended December 31, 2007 were $28.3M compared to $38.9M for the prior year period, a decrease of 27.1%. For the year ended December 31, 2007, sales were $123.4M representing a 23.1% decrease from sales of $160.5M in 2006.
Shipments of residential furniture in 2007 were lower primarily due to competitive pressures from imported furniture and the impact of restructuring activities at the Company. Sales were negatively impacted by the discontinuation of certain under-performing or slow moving domestic products before new outsourced replacements were available and by the realignment of the Company’s sales force that resulted in customer relationship disruptions. Residential sales were also impacted by a slowdown in consumer spending at furniture retailers which are the Company’s primary customers.
Commercial furniture sales grew in 2007 as compared to the prior year due to higher shipments of office seating products.
The net loss for the fourth quarter was $8.3M or $1.84 loss per share, compared to a net loss of $.7M or $.17 loss per share, for the prior year period. For the year ended December 31, 2007, the Company reported a net loss of $14.9M or $3.30 loss per share, compared to a net loss of $3.4M or $.77 loss per share, for the prior year. The Company recorded a tax valuation allowance of $5.2M or $1.14 loss per share, against the entire net deferred tax asset balances in the fourth quarter of 2007. The valuation allowance was established after consideration of relevant factors, including recent operating results, the likelihood of the utilization of net operating loss tax carryforwards and the ability to generate future taxable income.
Operating results included a number of special items largely associated with the transition of the Company’s business model and other organizational changes. For 2007, the Company recorded non-cash inventory write-downs of $5.4M pre-tax compared to $3.9M pre-tax in 2006 to reflect the anticipated net realizable value of inventory upon disposition. In addition, the Company recorded non-cash asset impairment charges of $1.2M pre-tax in 2007 as compared to $3.4M pre-tax in 2006 to reduce the carrying value of long-lived assets to expected disposition value. The Company incurred higher costs in 2007, including product development, marketing, selling, professional fees and severance. In addition, the Company reported an increase of $1.2M in bad debt expense as compared to 2006 primarily due to the weak retail environment and the bankruptcy of a significant customer.

Ben Anderson-Ray, the Company’s Chairman and CEO, commenting on the results stated, “Over the course of the last several quarters we have been progressively transitioning the Company’s operating and organizational model. While the financial results do not reflect the organizational progress made in the transformation of the Company, they do reflect the costs and financial impacts of the changes underway in addition to the effects of the condition of our industry. In 2007 we made significant organizational progress in the overall transition toward a unified organization and greater use of global sourcing, shifting our U.S. based operations towards built-to-order customization and distribution logistics. Some of the major changes to date include integration of five sales organizations into one, consolidation of showrooms, integration of marketing and product development activities, restructuring the organization from divisional units into a unified functional structure, establishing an Asian based sourcing and quality control operation, as well as initiating the consolidation of information systems.”
Mr. Anderson-Ray further commented, “Most importantly, we have launched the largest number of new products in the Company’s history, all based on consumer research and the Company’s new operating model. While many of these products are just beginning to reach retail floors, we believe that the product pipeline will progressively shift our mix consistent with the new model.”
Additional Restructuring Activities
The Company also announced today that, on March 25, 2008, its board of directors approved the next step in the transition of its U.S. based operations toward greater use of the global supply chain. This step involves progressively shifting manufacturing of products from its Delphi, Indiana plant to suppliers primarily in Asia. The progressive outsourcing of the remaining U.S. based product lines will result in a reduction in its workforce and the decommissioning of related equipment at this facility.
Manufacturing activities at the Delphi facility will conclude on May 30, 2008. The Company anticipates that it will sell the manufacturing equipment used at this site and convert the plant to a warehouse and distribution center. The reduction in force is expected to impact approximately 150 Associates at the Delphi location. Associates at other locations are not impacted.
The purposes of this restructuring are to improve the utilization of the global supply chain, enhance competitiveness, improve operating margins, reduce fixed costs, and redeploy assets. This action is consistent with the Company’s previously reported transformation of its business model, which includes reduction of its reliance on U.S. manufacturing by shifting its business toward use of the global supply chain and progressively outsourcing existing furniture lines.

Commenting on the decision, Ben Anderson-Ray stated, “Our recent shipments from Delphi are now nearly 50% imported products. The decision to progressively shift the balance of the products to global suppliers is the logical next step in achieving our stated strategy and enhances our competitiveness, as well as our gross margin.”
The Company expects to incur total restructuring and related asset impairment charges of approximately $1.5M to $2.0M pre-tax to write-down inventories, as well as machinery and equipment used in the manufacturing process, to convert the plant into a distribution facility and to record termination benefits for affected employees. Most of these charges are expected to be recorded in the first half of 2008. A portion of these charges to transition the plant to a warehouse and distribution facility and for one-time termination benefits will result in cash expenditures ranging from approximately $.6M to $.8M. These expenditures do not include cash proceeds from the sale of the machinery and equipment which are expected to be between $.5M and $.7M. Certain general and administrative costs associated with the wind down of the Delphi manufacturing operations will be recorded as incurred.
The restructuring charges associated with the non-cash asset impairment of the machinery and equipment are expected to range from approximately $.3M to $.4M pre-tax. In addition, certain raw and in-process inventories will be written down to net realizable value, resulting in a non-cash inventory charge of approximately $.6M to $.8M pre-tax. Termination benefits for employees are expected to range between approximately $.4M to $.5M pre-tax. Other costs to transition the plant to a warehouse and distribution center are expected to be approximately $.2M to $.3M pre-tax.
Within the past 18 months, the Company has closed and sold its plants in Sumter, South Carolina and Warrenton, North Carolina as well as its warehouse and distribution center in Knoxville, Tennessee. The Company also relocated its upholstery operations into its existing facilities in Lincolnton, North Carolina and sold its upholstery plant.
After the Delphi restructuring, the Company will employ approximately 550 Associates and will conduct manufacturing and distribution activities at its Senatobia, Mississippi and Lincolnton, North Carolina locations, as well as distribution activities from its Delphi, Indiana site. The Company will continue to maintain its corporate headquarters in West Lafayette, Indiana and its showroom space in High Point, North Carolina, Chicago, Illinois and Las Vegas, Nevada.
Ben Anderson-Ray stated, “Conditions in the furniture industry were challenging in 2007 and continue to be so today. Our Company felt additional impact as we continued the transformation of our business model. However, we remain committed to transitioning our business to a unified functional organization that is consumer and customer driven and is focused on built-to-order customization and distribution activities. The transition of the Delphi location is one more important step to improving the Company’s competitiveness and enhancing its adaptability to the dynamics of the market. We believe this transition will position our company for the future when economic conditions improve.”

As part of its transformation, the Company has incurred asset impairment charges, inventory write-downs, plant shut down costs, employee severance costs and other restructuring related costs and reported operating losses in 2007 and 2006. Additional transition costs, reduced revenue, increased operating expenses, restructuring charges and asset impairments will likely occur as the Company continues its transformation.
Chromcraft Revington businesses design, manufacture, source and market residential as well as commercial furniture throughout the United States. The Company wholesales its residential furniture products under the CR-Home banner with “Chromcraft,” “Peters-Revington,” “Silver,” “Cochrane” and “Sumter” as brand names. It sells commercial furniture under the “Chromcraft” brand name.
This release contains forward-looking statements that are based on current expectations and assumptions. These forward-looking statements can be generally identified as such because they include future tense or dates, or are not historical or current facts, or include words such as “anticipate,” “believe,” “expect,” “intend,” “may,” “likely,” or words of similar import. Forward-looking statements are not guarantees of performance or outcomes and are subject to certain risks and uncertainties that could cause actual results or outcomes to differ materially from those reported, expected or anticipated as of the date of this release.
Among such risks and uncertainties that could cause actual results or outcomes to differ materially from those reported, expected or anticipated are general economic conditions, including the current recessionary trends in the U.S. economy; import and domestic competition in the furniture industry; ability of the Company to execute its business strategies, implement its new business model and successfully complete its business transformation; market interest rates; consumer confidence levels; cyclical nature of the furniture industry; consumer and business spending; changes in relationships with customers; customer acceptance of existing and new products; new home and existing home sales; financial viability of the Company’s customers and their ability to continue or increase product orders; and other factors that generally affect business. Additional risks relating to the Company’s business are set forth in the Company’s Form 10-K for the year ended December 31, 2007.
The Company does not undertake any obligation to update or revise publicly any forward-looking statements to reflect information, events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events or circumstances.
* * *

Condensed Consolidated Statements of Operations (unaudited)
Chromcraft Revington, Inc.
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Sales	$28,345	$38,889	$123,373	$160,478

Gross margin	3,271	5,959	14,801	23,636
Selling, general and administrative expenses	8,095	7,019	30,255	27,952

Operating loss	(4,824)	(1,060)	(15,454)	(4,316)
Interest expense, net	(98)	(39)	(48)	(232)

Loss before income tax (expense) benefit	(4,922)	(1,099)	(15,502)	(4,548)
Income tax (expense) benefit	(3,390)	358	630	1,155

Net loss	$(8,312)	$(741)	$(14,872)	$(3,393)

Loss per share of common stock
Basic	$(1.84)	$(.17)	$(3.30)	$(.77)
Diluted	$(1.84)	$(.17)	$(3.30)	$(.77)

Shares used in computing loss per share
Basic	4,527	4,440	4,502	4,415
Diluted	4,527	4,440	4,502	4,415
More..

Condensed Consolidated Balance Sheets (unaudited)
Chromcraft Revington, Inc.
(In thousands)

	December 31,
	2007	2006
Cash and cash equivalents	$8,785	$8,418
Accounts receivable	12,187	19,072
Refundable income taxes	4,325	—
Inventories	24,455	28,667
Assets held for sale	455	5,068
Prepaid expenses and other	1,266	3,104

Current assets	51,473	64,329

Property, plant and equipment, net	17,456	19,212
Other assets	805	2,277

Total assets	$69,734	$85,818

Accounts payable	$5,137	$5,144
Accrued liabilities	6,047	7,534

Current liabilities	11,184	12,678
Deferred compensation	1,289	1,918
Other long-term liabilities	997	804

Total liabilities	13,470	15,400

Stockholders’ equity	56,264	70,418

Total liabilities and stockholders’ equity	$69,734	$85,818

More..

Condensed Consolidated Statements of Cash Flows (unaudited)
Chromcraft Revington, Inc.
(In thousands)

	Year Ended December 31,
	2007	2006
Operating Activities
Net loss	$(14,872)	$(3,393)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization expense	1,916	3,086
Deferred income taxes	3,819	(3,167)
Non-cash asset impairment charges	1,342	3,419
Non-cash ESOP compensation expense	509	771
Non-cash stock compensation expense	309	404
Non-cash inventory write-downs	5,369	3,859
Provision for doubtful accounts	1,160	(15)
Gain on disposal of assets	(345)	(19)
Changes in operating assets and liabilities
Accounts receivable	5,725	(322)
Refundable income taxes	(4,325)	—
Inventories	(1,157)	4,483
Prepaid expenses	(66)	722
Accounts payable	(7)	(304)
Accrued liabilities	(1,487)	206
Deferred compensation	(629)	(568)
Other long-term liabilities and assets	(310)	(252)

Cash provided by (used in) operating activities	(3,049)	8,910

Investing Activities
Capital expenditures	(1,037)	(1,649)
Proceeds on disposal of assets	4,493	1,157

Cash provided by (used in) investing activities	3,456	(492)

Financing Activities
Stock repurchase	(4)	—
Purchase of common stock by ESOP trust	(36)	—

Cash used in financing activities	(40)	—

Change in cash and cash equivalents	367	8,418
Cash and cash equivalents at beginning of period	8,418	—

Cash and cash equivalents at end of period	$8,785	$8,418